Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated January 10, 2022, with respect to the combined financial statements of Spartan Treating included in the Current Report of CSI Compressco LP on Form 8-K/A dated January 14, 2022. We consent to the incorporation by reference of said report in the Registration Statements of CSI Compressco LP on Forms S-3 (File No. 333-256737, effective June 6, 2021 and File No. 333-261870, filed December 23, 2021) and on Forms S-8 (File No. 333-175007, effective June 17, 2011 and File No. 333-228675, effective December 4, 2018).

/s/ GRANT THORNTON LLP

Houston, Texas

January 14, 2022